Exhibit 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Senior Director, Corporate Communications
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2008 RESULTS; PROVIDES 2009 GUIDANCE

Westwood, MA. February 18 – LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the fourth quarter ended December 31, 2008 declined 13% to $48.2 million, from $55.3 million in the same period of the prior year. Net income, calculated in accordance with generally accepted accounting principles (“GAAP”), for the fourth quarter was $0.2 million, or $0.01 per fully diluted share, compared to net income of $2.3 million, or $0.12 per fully diluted share for the fourth quarter in 2007. Adjusting for the items in Table 2, pro forma net income for the fourth quarter was $2.2 million or $0.12 per fully diluted share, compared to $4.0 million, or $0.21 per fully diluted share for the fourth quarter of 2007.

For the year ended December 31, 2008, revenue declined 11% to $198.7 million, from $222.7 million in 2007.  On a GAAP basis, the net loss for the full year was $32.5 million, or $1.88 per fully diluted share, compared to net income of $21.4 million, or $1.13 per fully diluted share in 2007. Adjusting for the items in Table 2, pro forma net income for 2008 was $8.9 million or $0.51 per fully diluted share, compared to $21.0 million, or $1.12 per fully diluted share for 2007.

In announcing the results, Richard T. Riley, Chairman of the Board said, “In the fourth quarter our international business delivered an increase of 24% in revenue based on a 28% increase in unit volume over the prior year. Our strong international performance in the second half of the year was not enough to fully offset the decline in our domestic business, which was significantly impacted throughout 2008 by the deteriorating economic conditions. The decline in the domestic auto market worsened in each sequential quarter in 2008, with the fourth quarter reflecting the lowest vehicle sales volume since 1981. Domestic auto sales in 2008 dropped 18% to approximately 13.2 million vehicles from approximately 16 million vehicles in 2007.

“Despite the severe economic climate, we continue to address the challenges in our core auto business and invest in strategic programs for diversification and global expansion, while delivering solid cash flow. Our strong balance sheet has positioned us well to weather the recession.”

The fourth quarter results reflect re-structuring of operations for both the domestic business and at Boomerang during the quarter. This re-structuring is expected to provide an annualized benefit of approximately $5 million beginning in 2009.

The year end results also reflect a non-cash, after-tax charge of approximately $37.7 million, recognized in the third quarter of the year, related to the impairment of the intangible assets recorded upon the acquisition of Boomerang Tracking.

Operating income, calculated on a GAAP basis for the fourth quarter was $3.1 million compared to $3.5 million for the same quarter a year ago. Pro forma operating income for the fourth quarter, adjusted for the items identified in Table 1, was $3.5 million, compared to $5.1 million for the same quarter a year ago

The operating loss for the full year ended December 31, 2008, calculated on a GAAP basis was $26.9 million compared to operating income of $30.2 million in 2007. Pro forma operating income for the full year, adjusted for the items identified in Table 1, declined 60% to $12.2 million, compared to $30.3 million in 2007.

Table 1 - Items Affecting Operating Income (Loss) Comparability

GAAP to Pro Forma Reconciliation – Operating Income (Loss)
(in millions)

	Three Months ended December 31, 2008	Three Months ended December 31, 2007

	$	$
Operating income, as reported	$3.1	$3.5
Clare litigation settlement	--	(0.8)
Absolute valuation adjustment	0.4	(0.8)
Loss on impairment of intangible assets	--	3.2
Pro forma operating income	$3.5	$5.1

	Year ended December 31, 2008	Year ended December 31, 2007

	$	$
Operating (loss) income, as reported	$(26.9)	$30.2
Clare litigation settlement	--	(0.8)
Absolute valuation adjustment	1.0	(2.3)
Impairment of intangible assets and goodwill	38.1	3.2
Pro forma operating income	$12.2	$30.3

Net income calculated on a GAAP basis for the fourth quarter was $0.2 million, or $0.01 per fully diluted share, down from $2.3 million, or $0.12 per fully diluted share, in the same period of the prior year.  Pro forma net income for the fourth quarter, adjusted for the items identified in Table 2 below, declined 45% to $2.2 million from $4.0 million for the same period in 2007, while pro forma earnings per fully diluted share declined by 43% to $0.12 from $0.21 in the fourth quarter of 2007.

For the year ended December 31, 2008, the net loss calculated on a GAAP basis was $32.5 million, or $1.88 per fully diluted share, down from net income of $21.4 million, or $1.13 per fully diluted share in 2007. Pro forma net income for the year ended December 31, 2008, adjusted for the items noted in Table 2 below, declined 58% to $8.9 million from $21.0 million in 2007, while pro forma earnings per fully diluted share declined by 54% to $0.51 from $1.12 in 2007, adjusted for the items noted in Table 2.

Table 2 - Items Affecting Net (Loss) Income and Fully Diluted Earnings per Share Comparability

GAAP to Pro Forma Reconciliation
(in millions, except per share amount)

	Three Months ended December 31, 2008		Three Months ended December 31, 2007
	$	EPS Impact	$	EPS Impact
Net income, as reported	$0.2	$0.01	$2.3	$0.12
Loss on impairment of intangible assets, net of tax	--	--	2.2	0.12
Absolute / Traqueur valuation adjustment, net of tax	2.0	0.11	(0.5)	(0.03)
Pro forma net income	$2.2	$0.12	$4.0	$0.21

	Year ended December 31, 2008		Year ended December 31, 2007
	$	EPS Impact	$	EPS Impact
Net (loss) income, as reported	$(32.5)	$(1.88)	$21.4	$1.13
Clare litigation settlement, net of tax	--	--	(0.8)	(0.04)
Absolute / Traqueur valuation adjustment, net of tax	2.5	0.15	(1.8)	(0.09)
Impairment of intangible assets and goodwill, net of tax	37.7	2.18	2.2	0.12
Reversal of Supply Chain Integrity deferred tax asset	0.6	0.03	--	--
Supply Chain Integrity fair value adjustment	0.6	0.03	--	--
Pro forma net income	$8.9	$0.51	$21.0	$1.12

Gross margin dollars for the fourth quarter declined 17% to $24.3 million from $29.3 million for the same quarter last year, while gross margin as a percentage of revenue was 50%, compared to 53% in the fourth quarter of 2007.  For the year ended December 31, 2008, gross margin dollars declined 16% to $104.2 million from $124.1 million in the 2007, and gross margin as a percentage of revenue declined to 52%, from 56% in the prior year.

Ronald V. Waters, President and Chief Executive Officer, said, “For the fourth quarter and the year, our gross margin percentage and dollars declined compared to the same periods in 2007, primarily as a result of lower domestic unit volume and the impact of accounting for our warrants in Absolute Software.”

Domestic revenue in the fourth quarter declined 35% to $20.9 million from $31.9 million in the same quarter of the prior year, on a 38% reduction in unit volume as the domestic auto industry continued to deteriorate. Domestic gross margin dollars for the quarter declined 45% from the same quarter in the prior year, while gross margin as a percentage of revenue declined to 46% from 54% in the fourth quarter of 2007.

Mr. Waters said, “New vehicle sales in the domestic auto market dropped approximately 35% from prior year levels in the quarter, delivering the lowest quarterly performance since the fourth quarter of 1981. The sales declines were widespread, with every major auto manufacturer experiencing a drop in sales. New vehicles sales in California, our largest market, continued to be particularly hard hit, with year over year declines of almost 40% in the fourth quarter. Our domestic business continued to be impacted by the ongoing deterioration of the auto market, resulting from tightening credit and eroding consumer confidence related to the crisis in the financial system. Responding to the declines in the auto market, we re-structured our domestic operations in the fourth quarter reducing operating expenses to a more appropriate level.”

International revenue in the fourth quarter increased 24% to $22.4 million, from $18.1 million in the prior year, on a 28% increase in unit volume. International gross margin dollars increased 33% compared to the same period a year ago, while gross margin as a percentage of revenue was 56% compared to 52% in the same period in the prior year.

Mr. Waters said, “We are very pleased with our double-digit increases in international unit volume and revenue in the fourth quarter, as we compare our performance to particularly strong results for the same period in 2007, when unit volume increased 98% and revenue increased 59% compared to the fourth quarter of 2006. The growth in the quarter was driven by our larger licensees in Latin America and Africa. We expect that in 2009 the unit volume and revenue from our international business will be negatively impacted by the widening global credit crisis.”

Boomerang Tracking had revenue of $3.7 million compared to $5.3 million for the same quarter of the prior year. Gross margin as a percentage of revenue was 41%, compared to 44% in the fourth quarter of 2007.

Mr. Waters said, “During the fourth quarter, the Boomerang business continued to reflect the negative impact of the mandated analog to digital technology transition on customer retention and the shift in the Canadian auto market away from high end vehicles, where Boomerang has historically had a high penetration. We have taken steps to re-structure our operations to reflect the size of the business in Canada and are developing programs to respond to the changes in the auto market.

“During 2008, we experienced one of the most uncertain and volatile economic periods in recent history, yet we delivered moderate profitability before recognition of one-time charges, while making investments in our strategic efforts to diversify the LoJack business. We delivered this performance as a result of tight and aggressive management of our operating expenses. In 2008, we ended the year with $57.9 million in cash on our balance sheet.

“As we enter 2009, economic instability is expected to continue with the worst business conditions in almost three decades. Despite this challenge, we expect to deliver moderate profitability and generate positive cash flow, while investing in our strategic programs for long term growth. The pre-tax investments include: approximately $4 million related to our solution for people at risk, $2 million related to our cargo initiative and approximately $9 million in further product development expenses.

“For 2009, we expect revenue to be between $180 million and $186 million, net income to be between $6 million and $7.5 million, and earnings per fully diluted share to be between $0.37 and $0.42. Additionally, we expect gross margin as a percentage of revenue to be approximately 53%.”

In February of 2008, the LoJack Board of Directors authorized the repurchase of 1,000,000 shares under 10b5-1 trading plans. The Board also authorized additional stock repurchases up to 2,000,000, for a total repurchase authority of 3,000,000 shares. During the fourth quarter of 2008, the company did not repurchase any shares.  During 2008 the company repurchased 1,318,222 shares at an average price of approximately $10.83 per share.  As of December 31, 2008, the company had no outstanding repurchase authorities under 10b5-1 trading plans and 1,681,778 available for other repurchases.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets. The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $5 billion worldwide in stolen LoJack-equipped assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack’s Stolen Vehicle Recovery System operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, Wednesday, February 18, 2009, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of operating income, net income and earnings per diluted share.  The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. The non-GAAP measures used in this release exclude (i) the non-cash impairment charge relating to Boomerang Tracking in 2007 and 2008 discussed above; (ii) the non-cash fair market adjustment of our investment in Supply Chain Integrity; (iii) the reversal of a deferred tax asset taken as a result of the consolidation of Supply Chain Integrity; (iv) the collection of a judgment against Clare Inc. in 2007; and (v) fair value adjustments of our investments in of Absolute Software and Traqueur.  LoJack management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management to aid their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.  Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

# # #

LoJack Corporation and Subsidiaries
Condensed Statement of Operations

(in millions, except share and per share amounts)

	Three Months Ended December 31,
	2008	2007
	(unaudited)

Revenue	$48.2	$55.3

Cost of goods sold	23.9	26.0
Gross margin	24.3	29.3

Costs and expenses:
Product development	1.8	1.8
Sales & marketing	8.5	10.0
General and administrative	9.2	8.7
Depreciation and amortization	1.7	2.1
Loss on impairment of intangible assets	--	3.2

Total	21.2	25.8

Operating income	3.1	3.5

Other income (expense):
Interest income	0.5	0.8
Interest expense	(0.3)	(0.4)
Equity loss in affiliate	--	(0.3)
Other	(3.7)	0.5
Total	(3.5)	0.6

(Loss) income before provision for income taxes	(0.4)	4.1
(Benefit) provision for income taxes	(0.5)	1.8
Income before minority interest	0.1	2.3
Minority interest	(0.1)	--
Net income	$0.2	$2.3

Diluted earnings per share	$0.01	$0.12
Weighted average diluted common
shares outstanding	17,047,660	18,679,621

LoJack Corporation and Subsidiaries
Condensed Statement of Operations

(in millions, except share and per share amounts)

	Twelve Months Ended December 31,
	2008	2007
	(unaudited)

Revenue	$198.7	$222.7

Cost of goods sold	94.5	98.6

Gross margin	104.2	124.1

Costs and expenses:
Product development	7.3	5.6
Sales & marketing	44.9	45.7
General and administrative	33.6	32.0
Depreciation and amortization	7.2	7.4
Impairment of intangible assets and goodwill	38.1	3.2

Total	131.1	93.9

Operating (loss) income	(26.9)	30.2

Other income (expense):
Interest income	2.1	2.9
Interest expense	(1.2)	(1.2)
Equity loss in affiliate	(1.2)	(1.0)
Other	(4.7)	1.8
Total	(5.0)	2.5

(Loss) income before provision for income taxes	(31.9)	32.7
Provision for income taxes	0.8	11.3
(Loss) income before minority interest	(32.7)	21.4
Minority interest	(0.2)	-
Net (loss) income	$(32.5)	$21.4

Diluted (loss) earnings per share	$(1.88)	$1.13
Weighted average diluted common
shares outstanding	17,301,390	18,933,532

LoJack Corporation
Condensed Balance Sheets
(in millions, except share and per share amounts)

	December 31, 2008	December 31, 2007
	(unaudited)	(audited)

Assets
Current Assets:
Cash and equivalents	$57.9	$56.6
Marketable securities	4.2	14.7
Accounts receivable, net	43.0	40.0
Inventories	14.8	14.9
Prepaid expenses and other	4.4	3.5
Prepaid income taxes	3.6	0.1
Deferred income taxes	6.9	5.5
Total current assets	134.8	135.3

Property and equipment, net	21.7	23.4
Deferred income taxes	9.0	8.5
Intangible assets, net	1.5	3.1
Goodwill	14.6	55.0
Other assets, net	14.4	20.6
Total	$196.0	$245.9

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.4	$--
Accounts payable	6.5	7.6
Accrued and other liabilities	7.1	7.4
Current portion of deferred revenue	24.2	25.3
Accrued compensation	7.1	7.2
Total current liabilities	47.3	47.5

Long term debt	21.3	26.5
Deferred revenue	39.0	37.6
Deferred income taxes	0.3	1.1
Other accrued liabilities	1.5	2.1
Accrued compensation	2.2	2.7
Total liabilities	111.6	117.5

Commitments & Contingent Liabilities	--	--
Minority Interest	0.5

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	14.8	25.8
Accumulated other comp. inc.	8.2	9.2
Retained earnings	60.7	93.2
Total stockholders’ equity	83.9	128.4
Total	$196.0	$245.9

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.